CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 11, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to the Board of Trustees of The Advisors' Inner Circle Fund and the Shareholders of Analytic Defensive Equity Fund, Analytic Short-Term Income Fund, and Analytic International Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountant," "Experts," "Financial Statements," "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 30, 2003